Exhibit 99.1

[BioMed Realty Trust, Inc. Logo]

CONTACT:	Rick Howe
Senior Director, Corporate Communications
(858) 207-5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST COMPLETES $400 MILLION SENIOR UNSECURED TERM LOAN FINANCING

SAN DIEGO, Calif. – April 3, 2012 – BioMed Realty Trust, Inc. (NYSE: BMR) announced today that the company has closed a new $400 million senior unsecured term loan facility. The new facility matures on March 30, 2017. The interest rate paid on drawings under the new facility is currently set at LIBOR plus 1.65%, subject to adjustments based on BioMed’s credit ratings. The company used the proceeds from this new facility to repay a portion of the outstanding indebtedness under its unsecured line of credit and for other general corporate and working capital purposes.

Concurrent with the closing of the unsecured term loan, the company entered into interest rate swap agreements that effectively fix the interest rate on $200 million of the $400 million outstanding under the term loan credit facility at 2.81% for five years, subject to adjustments based on BioMed’s credit ratings.

Greg Lubushkin, BioMed’s Chief Financial Officer, noted, “We are very pleased with the execution achieved on our new term loan facility. We were able to price at a spread inside the fully drawn rate on our revolver and then fix interest rate payments on $200 million at a very attractive 2.81% for five years. This facility demonstrates the tremendous flexibility in our capital stack and our ability to consistently access capital from a wide variety of sources, as well as the sustained support of our lending partners.”

KeyBank National Association served as Administrative Agent and Co-Lead Arranger for the new facility. Wells Fargo Securities, LLC served as Co-Lead Arranger and Wells Fargo Bank National Association served as Co-Syndication Agent. U.S. Bank National Association served as Co-Syndication Agent and Co-Lead Arranger.

About BioMed Realty Trust

BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry®. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 12.6 million rentable square feet. The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Francisco, San Diego, Maryland, New York/New Jersey, Pennsylvania and Seattle, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions and developments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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